Exhibit 10.7

Execution Version

NEGOTIABLE PROMISSORY NOTE

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, RAMACO DEVELOPMENT, LLC, a Delaware limited liability company, with its address being 250 West Main Street, Suite 210, Lexington, Kentucky 40507 (the “Maker”), hereby unconditionally promises to pay to the order of RAMACO, LLC, a Delaware limited liability company, with its address being 250 West Main Street, Suite 210, Lexington, Kentucky 40507, or its assigns (the “Noteholder”, and together with the Maker, the “Parties”), the principal amount of Ten Million Six Hundred Twenty-Nine Thousand Two Hundred Seventy-Five and 35/100 Dollars ($10,629,275.35) (the “Loan”), together with all accrued interest thereon, as provided in this Negotiable Promissory Note (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Note”) as of the 31st day of August, 2016 (the “Effective Date”).

1. Definitions. Capitalized terms used herein shall have the meanings set forth in this Section 1.

“Applicable Rate” means the rate equal to 1.82% per annum.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“First Payment Date” has the meaning set forth in Exhibit A.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supranational bodies such as the European Union or the European Central Bank).

“Law” means, as to any Person, any law (including common law), statute, ordinance, treaty, rule, regulation, policy or requirement of any Governmental Authority and authoritative interpretations thereon, whether now or hereafter in effect, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

“Lien” means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge or other security interest.

“Loan” has the meaning set forth in the introductory paragraph.

“Maker” has the meaning set forth in the introductory paragraph.

“Note” has the meaning set forth in the introductory paragraph.

“Noteholder” has the meaning set forth in the introductory paragraph.

“Order” means, as to any Person, any order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

“Parties” has the meaning set forth in the introductory paragraph.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority or other entity.

2. Payment Amounts; Payment Dates. The Maker shall pay the Noteholder the amounts set forth on Exhibit A on the dates set forth on Exhibit A.

3. Interest.

3.1 Interest Rate. Except as otherwise provided herein, the outstanding principal amount of the Loan made hereunder shall bear interest at the Applicable Rate from the Effective Date until the Loan is paid in full.

3.2 Computation of Interest. All computations of interest shall be made on the basis of a year of 360 days and the actual number of days elapsed. Interest shall accrue on the Loan on the Effective Date, and shall not accrue on the Loan on the day on which it is paid.

3.3 Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable on the Loan shall exceed the maximum rate of interest permitted to be charged by the Noteholder to the Maker under applicable Law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable Law and any portion of each sum paid attributable to an interest rate that exceeds the maximum rate of interest permitted by applicable Law shall be deemed a voluntary prepayment of principal.

4. Payment Mechanics.

4.1 Manner of Payment. All payments of interest and principal shall be made in lawful money of the United States of America no later than 5:00 PM on the date on which such payment is due by cashier’s check, certified check or by wire transfer of immediately available funds to the Noteholder’s account at a bank specified by the Noteholder in writing to the Maker from time to time.

4.2 Application of Payments. All payments made hereunder shall be applied first, to the payment of any fees or charges outstanding hereunder, second, to the payment of accrued interest (except as otherwise set forth on Exhibit A) and third, to the payment of the principal amount outstanding under the Note.

4.3 Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note.

5. Representations and Warranties. The Maker hereby represents and warrants to the Noteholder on the date hereof as follows:

5.1 Existence. The Maker is a limited liability company duly formed, validly existing and in good standing under the laws of the state of its jurisdiction of organization.

5.2 Power and Authority. The Maker has the power and authority, and the legal right, to execute and deliver this Note and to perform its obligations hereunder.

5.3 Authorization; Execution and Delivery. The execution and delivery of this Note by the Maker and the performance of its obligations hereunder have been duly authorized by all necessary limited liability company action in accordance with all applicable Laws. The Maker has duly executed and delivered this Note.

5.4 No Approvals. No consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Authority or any other Person is required in order for the Maker to execute, deliver, or perform any of its obligations under this Note.

5.5 No Violations. The execution and delivery of this Note and the consummation by the Maker of the transactions contemplated hereby do not and will not: (a) violate any provision of the Maker’s organizational documents; (b) violate any Law or Order applicable to the Maker or by which any of its properties or assets may be bound; or (c) constitute a default under any material agreement or contract by which the Maker may be bound.

5.6 Enforceability. The Note is a valid, legal and binding obligation of the Maker, enforceable against the Maker in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6. Subordination. In the event that any of the Preferred Units of the Maker held by (a) Energy Capital Partners Mezzanine Opportunities Fund, LP, a Delaware limited partnership, (b) Energy Capital Partners Mezzanine Opportunities Fund A, LP, a Delaware limited partnership or (C) ECP Mezzanine B (Ramaco IP), LP, a Delaware limited partnership, are not redeemed in full at the Maturity Date (as defined in that certain Second Amended and Restated Limited Liability Company Agreement of the Maker, dated as of August 31, 2016 (as may be further amended, the “LLCA”)) of the Preferred Units, this Note and any remaining payments to be made hereunder shall be subordinated in any and all respects to the Preferred Units. For the avoidance of doubt, such subordination shall apply to any debt instrument entered into by the Maker in exchange for the cancellation by the Maker of the Preferred Units, including any debt instrument including the terms set forth on Exhibit D to the LLCA.

7. Miscellaneous.

7.1 Notices.

(a) All notices, requests or other communications required or permitted to be delivered hereunder shall be delivered in writing to such address as a Party may from time to time specify in writing.

(b) Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received, (ii) sent by facsimile during the recipient’s normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient’s business on the next business day) and (iii) sent by e-mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment).

7.2 Expenses. The Noteholder shall be responsible for all costs, expenses and fees incurred by the Noteholder in connection with the transactions contemplated hereby, including the negotiation, documentation and execution of this Note and the enforcement of the Noteholder’s rights hereunder.

7.3 Governing Law. This Note and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Note and the transactions contemplated hereby shall be governed by the laws of the State of New York, without regard to any conflict of laws provisions thereof.

7.4 Submission to Jurisdiction.

(a) The Maker hereby irrevocably and unconditionally (i) agrees that any legal action, suit or proceeding arising out of or relating to this Note may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and (ii) submits to the exclusive jurisdiction of any such court in any such action, suit or proceeding. Final judgment against the Maker in any action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment.

(b) Nothing in this Section 7.4 shall affect the right of the Noteholder to (i) commence legal proceedings or otherwise sue the Maker in any other court having jurisdiction over the Maker or (ii) serve process upon the Maker in any manner authorized by the laws of any such jurisdiction.

7.5 Venue. The Maker irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note in any court referred to in Section 7.4(b) and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

7.6 Waiver of Jury Trial. THE MAKER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

7.7 Counterparts; Integration; Effectiveness. This Note and any amendments, waivers, consents or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. This Note constitutes the entire contract between the Parties with respect to the subject matter hereof and supersedes all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Note.

7.8 Successors and Assigns. This Note may be assigned, transferred or negotiated by the Noteholder to any Person at any time without notice to or the consent of the Maker. The Maker may not assign or transfer this Note or any of its rights hereunder without the prior written consent of the Noteholder. This Note shall inure to the benefit of and be binding upon the Parties hereto and their permitted assigns.

7.9 Waiver of Notice. The Maker hereby waives presentment, demand for payment, protest, notice of dishonor, notice of protest or nonpayment, notice of acceleration of maturity and diligence in connection with the enforcement of this Note or the taking of any action to collect sums owing hereunder.

7.10 Amendments and Waivers. No term of this Note may be waived, modified or amended except by an instrument in writing signed by both of the Parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

7.11 Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof.

7.12 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of the Noteholder, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

7.13 Severability. If any term or provision of this Note is found to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction.

7.14 Entire Agreement. This Note constitutes the entire agreement and understanding of the Parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate to the subject matter hereof, including, without limitation, that certain letter agreement dated August 20, 2015, by and between the Parties relating to an agreement concerning a loan for previously incurred development costs.

[Signature Page Follows]

IN WITNESS WHEREOF, the Maker has executed this Note as of the Effective Date.

RAMACO DEVELOPMENT, LLC,
a Delaware limited liability company

By:	/s/ Michael Bauersachs
Name:	Michael Bauersachs
Title:	President and Secretary

EXHIBIT A

(PAYMENT SCHEDULE)

1. For purposes of this Exhibit A, capitalized terms used herein shall have the meanings set forth below:

“Capital Expenditures” means costs and expenses associated with the acquisition, development or redevelopment of any fixed or capital assets of the Maker or its subsidiaries on a consolidated basis which, pursuant to generally accepted accounting principles, are required to be capitalized and subject to depreciation or amortization.

“EBITDA” means earnings before the deduction of interest, taxes, depreciation, depletion and amortization with respect to the Maker and its subsidiaries on a consolidated basis.

2. First Payment. On or before December 31, 2018 (the “First Payment Date”), the Maker shall pay the Noteholder a principal sum equal to Four Million and 00/100 Dollars ($4,000,000.00), which shall be applied solely to the principal balance of the Loan; provided, however, that if on the First Payment Date, EBITDA less Capital Expenditures for the twelve month period preceding the First Payment Date is less than Forty Million Dollars ($40,000,000) (the “Threshold”), the First Payment Date shall be delayed by twelve (12) months. The First Payment Date will be further delayed by twelve (12) months if the Threshold is not met in the following year and each year thereafter until the Preferred Units of the Maker are redeemed in accordance with Article X of the LLCA or the Threshold is met with respect to the preceding twelve (12) month period.

3. Second Payment. On the first anniversary of the First Payment Date (the “Second Payment Date”), the Maker shall pay the Noteholder a principal sum equal to Four Million and 00/100 Dollars ($4,000,000.00), plus accrued interest on the outstanding principal amount of this Note; provided, however, that if on the Second Payment Date, the Threshold is not met with respect to the preceding twelve (12) month period, the Second Payment Date shall be delayed by twelve (12) months. The Second Payment Date will be further delayed by twelve (12) months if the Threshold is not met in the following year and each year thereafter until the Preferred Units of the Maker are redeemed in accordance with Article X of the LLCA or the Threshold is met with respect to the preceding twelve (12) month period.

4. Final Payment Date. The aggregate unpaid principal amount of the Loan, all accrued and unpaid interest and all other amounts payable under this Note shall be due and payable on the first anniversary of the Second Payment Date (the “Final Payment Date”); provided, however, that if on the Final Payment Date, the Threshold is not met with respect to the preceding twelve (12) month period, the Final Payment Date shall be delayed by twelve (12) months. The Final Payment Date will be further delayed by twelve (12) months if the Threshold is not met in the following year and each year thereafter until the Preferred Units of the Maker are redeemed in accordance with Article X of the LLCA or the Threshold is met with respect to the preceding twelve (12) month period.

Exhibit A